As filed with the Securities and Exchange Commission on December 23, 2021

Registration No. 333-221429

Registration No. 333-214080

Registration No. 333-138156

Registration No. 333-120427

Registration No. 333-120425

Registration No. 333-01077

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-221429

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-214080

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-138156

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-120427

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-120425

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-01077

UNDER THE SECURITIES ACT OF 1933

GOODRICH PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1311	76-0466193
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

801 Louisiana St., Suite 700

Houston, Texas 77002

(713) 780-9494

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Michael J. Killelea

Executive Vice President, General Counsel

and Corporate Secretary

Goodrich Petroleum Corporation
801 Louisiana St., Suite 700
Houston, Texas 77002
(713) 780-9494

(Name, address and telephone number of agent for service)

Copies to:

Michael S. Telle
Benjamin Barron
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Telephone: (713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by Goodrich Petroleum Corporation, a Delaware corporation (the “Registrant”), deregisters all shares of the Registrant’s common stock (the “Shares”) remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”).

•                  Registration Statement on Form S-8 (No. 333-221429) pertaining to the registration of 2,500,000 Shares, issuable under the Goodrich Petroleum Corporation 2016 Long-Term Incentive Plan, as amended from time to time (previously known as the Goodrich Petroleum Corporation Management Incentive Plan).

•                  Registration Statement on Form S-8 (No. 333-214080) pertaining to the registration of 1,100,000 Shares, issuable under the Goodrich Petroleum Corporation 2016 Long-Term Incentive Plan, as amended from time to time (previously known as the Goodrich Petroleum Corporation Management Incentive Plan).

•                  Registration Statement on Form S-8 (No. 333-138156) pertaining to the registration of 2,000,000 Shares, issuable under the Goodrich Petroleum Corporation 2006 Long-Term Incentive Plan.

•                  Registration Statement on Form S-8 (No. 333-120427) pertaining to the registration of 2,000,000 Shares, issuable under the Goodrich Petroleum Corporation 1995 Stock Option Plan.

•                  Registration Statement on Form S-8 (No. 333-120425) pertaining to the registration of 300,000 Shares, issuable under the Goodrich Petroleum Corporation Nonemployee Directors Stock Compensation Plan.

•                  Registration Statement on Form S-8 (No. 333-01077) pertaining to the registration of 7,970,602 Shares, issuable under the Goodrich Petroleum Corporation 1995 Stock Option Plan, Goodrich Petroleum Corporation 1995 Nonemployee Director Stock Option Plan, written stock option agreements to certain former employees of consultants of Patrick Petroleum Company, Patrick Petroleum Company 1993 Stock Option Plan and Patrick Petroleum Company Directors Stock Option Plan.

Pursuant to the Agreement and Plan of Merger, dated as of November 21, 2021 (the “Merger Agreement”), by and among the Registrant, Paloma Partners VI Holdings, LLC, a Delaware limited liability company (“Parent”), and Paloma VI Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), the Registrant merged with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of Parent (such transaction, the “Merger”). The Merger became effective on December 23, 2021, upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements and, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration by means of post-effective amendments any of the securities being registered which remain unsold at the termination of the offering, hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this December 23, 2021.

GOODRICH PETROLEUM CORPORATION

By:	/s/ Michael S. Killelea
Name:	Michael S. Killelea
Title:	Executive Vice President, General Counsel and Corporate Secretary

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.

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